U.S. Gold Corp. Announces New Datamine Exploration Model for the Copper

King Deposit Shows Additional Exploration Upside Potential

ELKO, Nevada, February 21, 2019 – U.S. Gold Corp. (NASDAQ: USAU) is pleased to announce that Datamine of Denver, CO, has recently completed a comprehensive drill hole analysis of U.S. Gold Corp.’s Copper King gold-copper-silver-zinc deposit, located in Southeast Wyoming. Datamine included all of the historic drilling database and the step-out drill programs conducted by U.S. Gold Corp. in 2017 and 2018, that successfully encountered additional mineralization and expanded the deposit to the west and southwest.

The Datamine study was designed to:

●	Organize the entire drill hole database for three-dimensional modeling purposes and importantly to include all the potential economic metals, not just gold and copper as previously modeled
●	Provide detailed statistical analyses for informative and strategic interpretations
●	To provide wireframe, closed, shapes and grade shells for the deposit
●	And, most importantly, provide indications, if any, for locations of additional discovery

The Datamine model shows that the deposit remains open to the southwest and also to the southeast and appears to have a curved configuration as opposed to a more confined, previous west-northwestward tabular configuration.

A Preliminary Economic Assessment (PEA) for the historic Copper King deposit was conducted by Mine Development Associates (MDA) and reported January 11, 2018. This PEA provides a Pre-Tax NPV of $178.5 million and an IRR of 33.1%, based on $1275/oz Au and $2.80/lb Cu. The PEA does not include the additional mineralization from the 2018 western step out drilling that has enlarged the deposit size and metal content. The PEA also does not include the values of other metals inherent to the deposit, including zinc and silver. Datamine’s exploration model does include the 2018 drilling conducted by U.S. Gold Corp. The Datamine exploration model also illustrates various isoshells for gold, copper, silver and zinc (see link below).

Dave Mathewson, Vice President of Exploration for U.S. Gold Corp., stated, “We are very pleased with the exploration model Datamine has produced. We are going to utilize this new, updated digital exploration model to assist us with a future drilling program that we believe is a high-probability opportunity to discover additional prospective ore extensions. We also want to further explore for and characterize the high-grade target zones of mineralization within the deposit. It is clear to us that the Copper King deposit is open to both the southwest and southeast. We are currently reviewing all the conclusions from the Datamine model and will develop our 2019 additional exploration programs based upon these results. We are also currently re-examining all existing regional exploration data for the purpose of identifying additional new target opportunities in the vicinity of Copper King.”

U.S. Gold Corp. has recently updated the Copper King project section of our website to host several of the newly created Datamine visuals. Please see:

https://www.usgoldcorp.gold/properties/copper-king/datamine

Included in this new section are:

●	A Datamine presentation on the newly generated Copper King exploration model and associated statistics
●	Isoshell deposit outlines for gold, copper, silver and zinc mineralization
●	3-dimensional (3D) deposit representations

About U.S. Gold Corp.

U.S. Gold Corp. is a publicly traded U.S. focused gold exploration and development company. U.S. Gold Corp. has a portfolio of development and exploration properties. Copper King is located in Southeast Wyoming and has a Preliminary Economic Assessment (PEA) technical report, done by Mine Development Associates. Keystone is an exploration property on the Cortez Trend in Nevada. For more information about U.S. Gold Corp., please visit www.usgoldcorp.gold.

Forward looking and cautionary statements

Forward-looking statements in this press release and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve factors, risks, and uncertainties that may cause actual results in future periods to differ materially from such statements, including statements related to the results of the Datamine comprehensive drill hole analysis, the additional mineralization and expansion of the deposit to the west and southwest, the potential increase of the overall metal endowment of the project, and the use of updated digital exploration model to assist in identifying deposit extensions and high-grade target zones. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks arising from: whether the isoshells for gold, copper, silver and zinc illustrated in the Datamine exploration model accurately indicates actual mineralization; whether strategic interpretation will provide accurate indications for additional discovery; whether U.S. Gold Corp. will be able to raise capital to implement future drilling programs; the prevailing market conditions for metal prices; changes to assumptions contained in the PEA; and the impact of general economic industry or political conditions in the United States or globally. A list and description of these and other risk factors can be found in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the Securities and Exchange Commission, which can be reviewed at www.sec.gov. We make no representation or warranty that the information contained herein is complete and accurate and we have no duty to correct or update any information contained herein.

Cautionary Note to U.S. Investors Concerning Mineral Resources

We may use certain terms on this press release, which are defined in Canadian Institute of Metallurgy guidelines, the guidelines widely followed to comply with Canadian National Instrument 43-101-- Standards of Disclosure for Mineral Projects (“NI 43-101”). We advise U.S. investors that these terms are not recognized by the United States Securities and Exchange Commission (the “SEC”). However, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in place tonnage and grade without reference to unit measures. Note that a preliminary economic assessment is preliminary in nature, and it includes Inferred mineral resources that are considered too speculative geologically to have the economic considerations applied that would enable them to be classified as mineral reserves, and there is no certainty that the preliminary assessment will be realized.

For additional information, please contact:

U.S. Gold Corp. Investor Relations:

+1 800 557 4550

ir@usgoldcorp.gold

www.usgoldcorp.gold